Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager
FOR IMMEDIATE RELEASE	investorrelations@wtoffshore.com
713-297-8024

Danny Gibbons, SVP & CFO
jgibbons@wtoffshore.com
713-624-7326

W&T OFFSHORE REPORTS FOURTH QUARTER AND FULL

YEAR 2010 FINANCIAL AND OPERATIONAL RESULTS

HOUSTON — March 2, 2011 — W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the fourth quarter and full year 2010. Some of the highlights include:

•

Total proved reserve replacement was 231%. Proved reserves increased 31% from 371.0 Bcfe to 485.4 Bcfe. Oil and natural gas liquids comprise 47% of total proved reserves. Year-end 2010 proved developed reserves increased to 81% of total proved reserves from 76% in 2009. Our PV-10 increased 68% over year-end 2009.

•	During the fourth quarter, we acquired three deepwater properties from Shell Offshore Inc. at a cost of $10.49 per barrel equivalent or $1.75 per Mcfe for proved reserves.

•

For the full year 2010, net income increased by $305.8 million to $117.9 million from a net loss of ($187.9) million in 2009. Earnings per share increased $4.09 per share to $1.58 per share in 2010 from a loss in 2009 of ($2.51) per share. Earnings for the year 2010, adjusted to exclude special items, were $1.57 per share compared to a loss of ($1.10) in 2009.

•

Cash flow from operating activities for the full year 2010 increased $308.5 million, or 197%, to $464.8 million compared to $156.3 million in 2009. Adjusted EBITDA increased by $108.8 million to $450.2 million in 2010 compared to $341.4 million in 2009 and Adjusted EBITDA margin increased to 64% in 2010 compared to 56% in 2009.

•

Earnings for the fourth quarter, adjusted to exclude special items, were $0.40 per share compared to $0.35 in the fourth quarter of the prior year. Fourth quarter net income was $20.5 million and earnings per share were $0.27.

•	Drilled the successful Main Pass 108 E-3 well that found 300 feet of net vertical pay in six sands. This is a conventional shelf exploration well and we have a 100% working interest.

•

After the close of the fourth quarter, the Company drilled two wells. One of the wells is an onshore well in Southeast Texas in which we own a 50% non-operated working interest. The well found 22 feet of gas condensate pay, and we expect it to be online before the end of the first quarter of 2011. The second well is the Main Pass 180 A-2 well in which we own a 100% working interest. The well reached a total vertical depth of 13,950 feet and found approximately 91 feet of high quality gas sands in three separate zones.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “We had another great quarter with solid production, high realized oil prices, good earnings and cash flow. We were able to increase reserves in 2010 with two different acquisitions, which we expect to lead to increased production in 2011 as a result. We funded our entire capital expenditure program, including both acquisitions, with internally generated cash flow. As a result, we did not have to increase our debt levels nor did we need to sell any equity to accomplish these transactions. As we have historically indicated, we manage for cash and constantly seek acquisition and joint venture opportunities. We believe there continue to be important growth opportunities in the market place that will make sense for us and allow us to grow reserves and production and increase shareholder value. Our liquidity continues to be very strong, allowing us the ability to complete acquisitions when the right opportunity comes along.”

Revenues, Net Income and EPS: Net income for the fourth quarter of 2010 excluding special items was $29.6 million, or $0.40 per share. This compares to $26.7 million, or $0.35 per common share, reported for the fourth quarter of 2009, excluding special items. See the “Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special

Items” and related earnings per share, excluding special items table under “Non-GAAP Financial Information” at the back of this press release for a description of the special items.

Net income for the fourth quarter of 2010 was $20.5 million, or $0.27 per common share, on revenues of $187.0 million, compared to net income of $64.0 million and earnings per share of $0.84 on revenues of $176.1 million for the same period in 2009. Net income in the fourth quarter of 2009 benefitted from a one-time $38.4 million tax benefit due to tax legislation adopted in 2009. The Worker, Homeownership and Business Assistance Act of 2009, which extended the net operating loss carry-back period from two years to five years, resulted in additional tax benefits to us. Revenues were higher in the fourth quarter of 2010 due to higher realized oil prices and minimal changes in production.

Net income for 2010 was $117.9 million, or $1.58 per share, on revenues of $705.8 million. This compares to a net loss in 2009 of ($187.9) million, or ($2.51) loss per share, on revenues of $611.0 million. Net income for the year 2010, excluding special items, was $116.7 million, or $1.57 per share. For 2009, the net loss, excluding special items, was ($82.3) million, or ($1.10) loss per common share. The dramatic increase in earnings between periods is primarily due to an increase in our average realized sales prices, mainly due to oil price increases, and a reduction in most of our expenses. In addition, the 2009 period included a ceiling test impairment of $218.9 million. For 2010, lease operating expenses (“LOE”), depreciation, depletion, amortization and accretion (“DD&A”) and the derivative loss were all lower, the reasons for which are explained below.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures and are defined and reconciled in “Non-GAAP Financial Information” later in this press release. Adjusted EBITDA for the fourth quarter of 2010 was $121.6 million compared to $115.1 million during the fourth quarter of the prior year. Adjusted EBITDA for the fourth quarter of 2010 benefitted from higher averaged realized sales prices.

For 2010, Adjusted EBITDA was $450.2 million, an increase of 32% compared to $341.4 million for the year 2009. Net cash provided by operating activities for the full year of 2010 was $464.8 million, a significant increase over the $156.3 million reported for the prior year. The dramatic increase in cash flow was due to higher prices, lower operating expenses, a federal income tax refund of $99.8 million and insurance reimbursements of $65.5 million.

Production and Prices: During the fourth quarter of 2010, we sold 1.8 million barrels of oil and natural gas liquids at an average realized sales price of $77.27 per barrel and 11.9 Bcf of natural gas at an average realized sales price of $4.01 per Mcfe. In total we sold 22.6 Bcfe at an average realized sales price of $8.23 per Mcfe compared to 22.9 Bcfe sold at an average price of $7.67 per Mcfe, in the fourth quarter of the prior year. Production volumes were negatively affected in 2010 because of production shut in at our MP 108 field due to a third party pipeline outage that has continued since early June 2010.

For the year 2010, we sold 7.1 million barrels of oil and natural gas liquids at an average realized sales price of $71.65 per barrel and 44.7 Bcf of natural gas at an average realized sales price of $4.55 per Mcf. In total we sold 87.0 Bcfe at an average realized sales price of $8.15 per Mcfe, compared to 94.8 Bcfe sold at an average price of $6.39 per Mcfe in 2009. The 8% decline in production is largely attributable to divestitures completed in 2009, the production shut in at our MP 108 field, as well as natural reservoir declines, somewhat offset by partial year production from the newly acquired properties from Shell and Total.

Lease Operating Expenses: For the fourth quarter of 2010, total LOE was $47.5 million, up slightly from $45.8 million reported in the prior year’s fourth quarter. Despite adding the Shell deepwater properties, most of the components of LOE were lower in 2010 compared to 2009 with the exception of one notable item. Facilities costs, which is a component of LOE, increased $6.8 million, about 40% of which can be attributed to repairs to newly acquired properties, while the remainder relates to pipeline and compressor repairs and blast and paint work. Also of note, for both the fourth quarter of 2010 and the fourth quarter of 2009, insurance reimbursements exceeded hurricane remediation costs that are included in LOE. The reduction in LOE as a result of these items was greater in the fourth quarter of 2009 than the comparable 2010 amount. Insurance premiums that are included in LOE decreased $3.4 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 due to a policy renewal effective June 1, 2010 covering well control and hurricane damage.

LOE for the year 2010 was $169.7 million, or $1.95 per Mcfe, down considerably from the $203.9 million, or $2.15 per Mcfe, reported for the prior year. LOE decreased for the year 2010 due to the 2009 property divestitures and the significant reduction in hurricane repairs, net of insurance reimbursements in 2010 compared to 2009. Included in lease operating expenses for 2010 is a net reduction to LOE of $11.7 million (insurance reimbursements exceeded hurricane remediation costs). This compares to an increase to LOE of $18.4 million for hurricane remediation costs in excess of insurance reimbursements in the prior year. Increases to LOE for the year were the costs to operate the new properties, higher workover expenditures associated with rig activity to perform certain workovers and greater facilities work associated with the new properties.

Depreciation, depletion, amortization and accretion: DD&A decreased to $73.6 million, or $3.25 per Mcfe, in the fourth quarter of 2010 compared to $78.3 million, or $3.42 per Mcfe, in the fourth quarter of the prior year. DD&A for the year 2010 was $294.1 million, or $3.38 per Mcfe, compared to $342.5 million, or $3.61 per Mcfe, for the year 2009. DD&A is lower due to lower production volumes and an increase in proved reserves.

Capital Expenditures, Acquisitions and Operations Update: For 2010, our capital expenditures excluding acquisitions were $178.7 million and our expenditures for acquisitions were $236.9 million. Acquisitions included $115.0 million to acquire the Total properties and $121.9 million to acquire the Shell properties. Other capital expenditures were made up of $60.2 million for exploration activities, $77.2 million for development activities and $41.4 million for seismic, leasehold and other costs. Capital expenditures and acquisitions for 2010 were funded from cash flow from operating activities and cash on hand. Capital expenditures in 2009 were $276.1 million, and no significant acquisitions were completed in 2009.

During 2010, we participated in the drilling of six offshore and two onshore wells. Five of the six offshore wells were successful, but neither of the onshore wells, which were both high risk but high potential exploration opportunities, were commercial. All five of the successful wells were on the conventional shelf and four were exploration wells and one was a development well. We operate three of the five successful wells.

Drilling Highlights: In the fourth quarter of 2010, the Company drilled the Main Pass 108 E-3 well. This well logged over 300 feet of net vertical pay in six sands. This is a conventional shelf exploration well in which we own a 100% working interest.

After the close of the fourth quarter, the Company drilled two wells. One of the wells is an onshore well in Southeast Texas in which we own a 50% non-operated working interest. The well found 22 feet of gas condensate pay, and we expect it to be online before the end of the first quarter of 2011. The second well is the Main Pass 180 A-2 well in which we own a 100% working interest. The well reached a total vertical depth of 13,950 feet and found approximately 91 feet of high quality gas sands in three separate zones.

Reserves: At December 31, 2010, total proved reserves were 485.4 Bcfe, compared to proved reserves of 371.0 Bcfe at the end of 2009. The 31% increase in proved reserves is primarily due to the newly acquired properties from Shell and Total, success with the drill bit and positive revisions, which are partially offset by production. Year-end 2010 proved reserves are comprised of 53% natural gas and 47% oil and natural gas liquids based on a ratio of six Mcf to one barrel equivalent. In accordance with guidelines established by the SEC, our proved reserves as of December 31, 2010 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period January 2010 through December 2010. The present value of our total proved reserves only, discounted at 10% (referred to as “PV-10”*) was $1.9 billion at December 31, 2010 excluding the effect of estimated asset retirement obligations. PV-10, including estimated asset retirement obligations, was $1.5 billion. This is based on average prices of $4.38 per Mcf for natural gas and $75.96 per Bbl for oil and natural gas liquids, adjusted for quality, transportation fees and regional price differentials. The estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

*	The PV-10 value is a non-GAAP measure and is defined in the “Non-GAAP Financial Information” later in this press release.

The Company’s proved reserves are summarized in the table below:

	As of December 31, 2010
			Total Equivalent Reserves
Classification of Reserves	Oil and NGLs (MMBbls)	Natural Gas (Bcf)	Natural Gas Equivalent (Bcfe)	Barrel Equivalent (MMBoe)	% of Total Proved
Proved developed producing	14.8	147.7	236.6	39.4	49%
Proved developed non-producing (1)	12.2	81.4	154.7	25.8	32%

Total proved developed	27.0	229.1	391.3	65.2	81%
Proved undeveloped	11.2	27.2	94.1	15.7	19%

Total proved	38.2	256.3	485.4	80.9	100%

(1)	Includes approximately 29.6 Bcfe of reserves that were shut in at December 31, 2010 due to two pipeline outages impacting several fields including our Main Pass 108 field. We expect these reserves to be reclassified to producing in the first half of 2011.

2010 Reserve Reconciliation:

			Total Equivalent Reserves
	Oil and NGLs (MMBbls)	Natural Gas (Bcf)	Natural Gas Equivalent (Bcfe)	Barrel Equivalent (MMBoe)
Proved reserves as of December 31, 2009	34.2	165.8	371.0	61.8
Revisions of previous estimates	1.0	14.6	20.2	3.4
Extensions and discoveries	1.7	19.1	29.2	4.9
Purchases of minerals in place	8.4	101.5	152.0	25.3
Production	(7.1)	(44.7)	(87.0)	(14.5)

Proved reserves as of December 31, 2010	38.2	256.3	485.4	80.9

As stated above, proved reserve replacement for 2010 was 231%. Proved reserve replacement is a non-GAAP measure and is defined as the sum of revisions of previous estimates, extensions and recoveries, and purchases of mineral in place, divided by production.

2011 Capital Expenditures Budget: Our capital expenditure budget for 2011 is $310 million excluding acquisitions. The budget includes $161 million to drill and evaluate 14 wells, including 10 exploration and four development wells. The 14 wells are comprised of five on the conventional shelf, one in the deepwater, two on the deep shelf and six onshore. Three of the 14 wells are in progress. The remainder of the budget is allocated to well completions, facilities capital, such as compressor projects at Tahoe (VK 783) and MP 108, recompletions, seismic and leasehold items.

Outlook: The guidance for first quarter and full year 2011 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the first quarter and full year 2011 are shown in the table below. Production guidance includes the planned build up from our capital budget.

2011 Production and Cost Guidance:

Estimated Production	First Quarter 2011	Full-Year 2011
Oil and NGLs (MMBbls)	1.5 – 1.6	5.5 – 6.3
Natural gas (Bcf)	12.0 – 12.6	50.2 – 58.9
Total (Bcfe)	20.8 – 21.9	83.2 – 96.7
Total (MMBoe)	3.5 – 3.7	13.9 – 16.1

Operating Expenses ($ in millions, except as noted)	First Quarter 2011	Full-Year 2011
Lease operating expenses	$51– $57	$188 – $218
Gathering, transportation & production taxes	$5 – $7	$22 – $25
General and administrative	$19 – $21	$67 – $78
Income tax rate	35%	35%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Wednesday, March 2, 2010 at 10:00 a.m. Eastern Time. To participate, dial (480) 629-9692 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until March 9, 2011, and may be accessed by calling (303) 590-3030 and using the pass code 4400979#.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and holds working interests in approximately 67 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Form 10-Q reports found at (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)

Revenues	$186,956	$176,100	$705,783	$610,996

Operating costs and expenses:
Lease operating expenses	47,476	45,792	169,670	203,922
Gathering, transportation costs and production taxes	3,970	3,299	17,678	15,163
Depreciation, depletion and amortization	66,545	72,634	268,415	308,076
Asset retirement obligation accretion	7,009	5,700	25,685	34,461
Impairment of oil and natural gas properties (1)	—	—	—	218,871
General and administrative expenses	15,147	11,065	53,290	42,990
Derivative loss	12,756	2,675	4,256	7,372

Total costs and expenses	152,903	141,165	538,994	830,855

Operating income (loss)	34,053	34,935	166,789	(219,859)
Interest expense:
Incurred	10,782	11,404	43,101	46,749
Capitalized	(1,305)	(1,284)	(5,395)	(6,662)
Loss on extinguishment of debt	—	—	—	2,926
Interest income	78	80	710	842

Income (loss) before income tax expense (benefit)	24,654	24,895	129,793	(262,030)
Income tax expense (benefit)	4,135	(39,059)	11,901	(74,111)

Net income (loss)	$20,519	$63,954	$117,892	$(187,919)

Basic and diluted earnings (loss) per common share	$0.27	$0.84	$1.58	$(2.51)

Weighted average common shares outstanding	73,736	74,148	73,685	74,852

Consolidated Cash Flow Information
Net cash provided by operating activities	$71,895	$64,395	$464,772	$156,266
Investment in oil and natural gas properties	171,637	169	415,653	276,134

Other Financial Information
EBITDA	$107,607	$113,269	$460,889	$338,623
Adjusted EBITDA	121,647	115,084	450,206	341,361

(1)	The carrying amount of our oil and natural gas properties was written down by $218.9 million as of March 31, 2009 through application of the full cost ceiling limitation as prescribed by the SEC, primarily as a result of lower natural gas prices at March 31, 2009, as compared to December 31, 2008.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net sales:
Natural gas (MMcf)	11,856	11,696	44,713	51,621
Oil and NGLs (MBbls)	1,796	1,871	7,053	7,197
Total natural gas and oil (MBoe) (1)	3,772	3,820	14,505	15,801
Total natural gas and oil (MMcfe) (2)	22,634	22,922	87,032	94,806

Average daily equivalent sales (MBoe/d)	41.0	41.5	39.7	43.3
Average daily equivalent sales (MMcfe/d)	246.0	249.2	238.4	259.7

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$4.01	$3.92	$4.55	$3.97
Oil and NGLs ($/Bbl)	77.27	69.47	71.65	55.67
Barrel of oil equivalent ($/Boe)	49.39	46.02	48.87	38.32
Natural gas equivalent ($/Mcfe)	8.23	7.67	8.15	6.39

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$4.18	$3.90	$4.71	$3.96
Oil and NGLs ($/Bbl)	76.87	69.47	71.42	55.67
Barrel of oil equivalent ($/Boe)	49.73	45.96	49.25	38.30
Natural gas equivalent ($/Mcfe)	8.29	7.66	8.21	6.38

Average per Boe ($/Boe):
Lease operating expenses	$12.59	$11.99	$11.70	$12.91
Gathering and transportation costs and production taxes	1.05	0.86	1.22	0.96
Depreciation, depletion, amortization and accretion	19.50	20.50	20.28	21.68
General and administrative expenses	4.02	2.90	3.67	2.72
Net cash provided by operating activities	19.06	16.86	32.04	9.89
Adjusted EBITDA	32.25	30.12	31.04	21.60

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.10	$2.00	$1.95	$2.15
Gathering and transportation costs and production taxes	0.18	0.14	0.20	0.16
Depreciation, depletion, amortization and accretion	3.25	3.42	3.38	3.61
General and administrative expenses	0.67	0.48	0.61	0.45
Net cash provided by operating activities	3.18	2.81	5.34	1.65
Adjusted EBITDA	5.37	5.02	5.17	3.60

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding). The conversion ratios do not assume price equivalency, and the price per Mcfe for oil and natural gas liquids may differ significantly from the price per Mcf for natural gas.
(3)	Data for 2010 and 2009 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2010	2009
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$28,655	$38,187
Receivables:
Oil and natural gas sales	79,911	54,978
Joint interest and other	25,415	51,312
Insurance	1,014	30,543
Income taxes	—	85,457

Total receivables	106,340	222,290
Deferred income taxes	5,784	—
Prepaid expenses and other assets	23,426	28,777

Total current assets	164,205	289,254
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $65,419 at December 31, 2010 and $77,301 at December 31, 2009 were excluded from amortization)	5,225,582	4,732,696
Furniture, fixtures and other	15,841	15,080

Total property and equipment	5,241,423	4,747,776
Less accumulated depreciation, depletion and amortization	4,021,395	3,752,980

Net property and equipment	1,220,028	994,796
Restricted deposits for asset retirement obligations	30,636	30,614
Deferred income taxes	2,819	5,117
Other assets	6,406	7,052

Total assets	$1,424,094	$1,326,833

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$80,442	$115,683
Undistributed oil and natural gas proceeds	25,240	32,216
Asset retirement obligations	92,575	117,421
Accrued liabilities	25,827	13,509
Income taxes	17,552	—
Deferred income taxes	—	5,117

Total current liabilities	241,636	283,946
Long-term debt	450,000	450,000
Asset retirement obligations, less current portion	298,741	231,379
Other liabilities	11,974	2,558
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,343,520 issued and 74,474,347 outstanding at December 31, 2010; 77,579,968 issued and 74,710,795 outstanding at December 31, 2009	1	1
Additional paid-in capital	377,529	373,050
Retained earnings	68,380	10,066
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	421,743	358,950

Total liabilities and shareholders’ equity	$1,424,094	$1,326,833

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
	(In thousands)

Operating activities:
Net income (loss)	$117,892	$(187,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	294,100	345,637
Impairment of oil and natural gas properties	—	218,871
Amortization of debt issuance costs and discount on indebtedness	1,338	1,838
Loss on extinguishment of debt	—	2,817
Share-based compensation	5,533	6,380
Derivative loss	4,256	7,372
Cash payments on derivative settlements	874	(6,679)
Deferred income taxes	(8,266)	(346)
Changes in operating assets and liabilities	49,045	(232,703)
Other	—	998

Net cash provided by operating activities	464,772	156,266

Investing activities:
Acquisition of property interests	(236,944)	(2,421)
Investment in oil and natural gas properties and equipment	(178,709)	(273,713)
Proceeds from sales of oil and natural gas properties and equipment	1,420	32,226
Proceeds from insurance	—	6,916
Purchases of furniture, fixtures and other	(760)	(705)

Net cash used in investing activities	(414,993)	(237,697)

Financing activities:
Borrowings of long-term debt	627,500	205,441
Repayments of long-term debt	(627,500)	(410,941)
Dividends to shareholders	(59,609)	(9,158)
Repurchases of common stock	—	(24,167)
Other	298	891

Net cash used in financing activities	(59,311)	(237,934)

Decrease in cash and cash equivalents	(9,532)	(319,365)
Cash and cash equivalents, beginning of period	38,187	357,552

Cash and cash equivalents, end of period	$28,655	$38,187

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Financial Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” and “PV-10.” Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies. We calculate Adjusted EBITDA margin by dividing Adjusted EBITDA for the period presented by total revenues for the same period. PV-10 is a term used in the industry that is not a defined term in generally accepted accounting principles. We define PV-10 as the present value of estimated future net revenues of estimated proved reserves as calculated by our independent petroleum consultant using a discount rate of 10%. This amount includes projected revenues, estimated production costs and estimated future development costs. PV-10 excludes cash flows for asset retirement obligations, general and administrative expenses, derivatives, debt service and income taxes. PV-10 including estimated asset retirement obligations uses a discount factor of 10% to compute the present value of the estimated asset retirement obligations.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items

“Net Income (Loss) Excluding Special Items” does not include the unrealized derivative (gain) loss, the loss on extinguishment of debt, the impairment of oil and gas properties and associated tax effects and tax impact of the new tax legislation. Net Income (Loss) excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
		(In thousands, except per share amounts)
		(Unaudited)

Net income (loss)	$20,519	$63,954	$117,892	$(187,919)
Royalty relief recoupment, net of DD&A expense	—	—	(16,003)	—
Transportation allowance for deepwater production	—	(292)	4,687	(5,558)
Unrealized commodity derivative loss	14,040	2,107	9,511	5,370
Loss on extinguishment of debt	—	—	—	2,926
Impairment of oil and natural gas properties	—	—	—	218,871
Income tax adjustment for above items at statutory rate	(4,914)	(635)	632	(77,563)
Income tax impact of new legislation (1)	—	(38,407)	—	(38,407)

Net income (loss) excluding special items	$29,645	$26,727	$116,719	$(82,280)

Basic and diluted earnings (loss) per common share, excluding special items	$0.40	$0.35	$1.57	$(1.10)

(1)	The Worker, Homeownership and Business Assistance Act of 2009.

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization, accretion and impairment of oil and gas properties. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA excludes the unrealized gain or loss related to our commodity derivative contracts, loss on extinguishment of debt, royalty relief recoupment and adjustments related to a transportation allowance for deepwater production. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA are relevant and useful because they help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. The following table presents a reconciliation of our consolidated net income (loss) to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
		(In thousands)
		(Unaudited)

Net income (loss)	$20,519	$63,954	$117,892	$(187,919)
Income tax expense (benefit)	4,135	(39,059)	11,901	(74,111)
Net interest expense	9,399	10,040	36,996	39,245
Depreciation, depletion, amortization and accretion	73,554	78,334	294,100	342,537
Impairment of oil and natural gas properties	—	—	—	218,871

EBITDA	107,607	113,269	460,889	338,623

Adjustments:
Unrealized commodity derivative loss	14,040	2,107	9,511	5,370
Royalty relief recoupment	—	—	(24,881)	—
Transportation allowance for deepwater production	—	(292)	4,687	(5,558)
Loss on extinguishment of debt	—	—	—	2,926

Adjusted EBITDA	$121,647	$115,084	$450,206	$341,361